Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2015 Financial Results and Provides Corporate Update

•	Key Advancements in Three Lead Programs: VK5211, VK2809 and VK0214
•	Phase 2 Study of VK2809 in Hypercholesterolemia and Fatty Liver Disease to Begin Mid-2016
•	Restructured Loan and Security Agreement with Ligand, extending maturity date to May 2017

SAN DIEGO, CA – March 8, 2016 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced financial results for the fourth quarter and year-end 2015, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Year Ended December 31, 2015

“2015 was a successful and productive year for Viking,” said Brian Lian, Ph.D., president and chief executive officer of Viking.  “In the last twelve months, we completed our initial public offering and accelerated the advancement our clinical programs further into development.  Today, our lead selective androgen receptor modulator (SARM), VK5211, is in a Phase 2 clinical trial for patients recovering from hip fracture, an indication for which there are no currently approved therapeutics.  We are also preparing for a Phase 2 clinical trial of our novel thyroid receptor agonist, VK2809, in hypercholesterolemia and fatty liver disease, which we expect to initiate mid-year.  Additionally, we entered into an important collaboration with the Kennedy Krieger Institute to continue advancing our VK0214 program toward the clinic for the treatment of X-linked adrenoleukodystrophy.  Finally, we continue to enjoy a strong relationship with our corporate partner, Ligand Pharmaceuticals, and recently agreed to restructure our Loan and Security Agreement with them to extend the maturity date to May 2017.  We are proud of the progress we made in 2015 and early 2016 and expect to achieve our remaining 2016 operational and financial goals.”

Pipeline and Corporate Highlights

•

Initiated dosing in the company’s Phase 2 clinical trial of VK5211 in patients who have recently suffered a hip fracture.  The ongoing trial is a randomized, double-blind, placebo-controlled, parallel group study designed to evaluate the efficacy, safety and tolerability of VK5211 in up to 120 patients recovering from hip fracture surgery.  Patients are being randomized to receive once-daily VK5211 doses of 0.5 mg, 1.0 mg, 2.0 mg or placebo for 12 weeks.  The primary endpoint will evaluate the effects of VK5211 on lean body mass after 12 weeks of treatment.  Secondary and exploratory objectives include assessments of bone mineral density, functional performance, quality-of-life and activities of daily living, as well as safety, tolerability and pharmacokinetics.

•	Successfully completed a short-term safety, tolerability and pharmacokinetic study of VK5211 in healthy elderly subjects. The study showed VK5211 to be safe and well tolerated at all doses evaluated and demonstrated predictable pharmacokinetic properties in elderly men and women.
•

Presented positive data from a preclinical study examining the physiologic impact of VK5211 in primates following 13 weeks of treatment. Study findings showed robust weight gains in all VK5211 treatment groups as compared to both baseline and controls. Importantly, treated cohorts demonstrated progressive weight gain throughout the course of treatment and retained a substantial portion of the increased weight post-treatment. The results were presented in a poster at the 8th International Conference on Cachexia, Sarcopenia and Muscle Wasting, held December 4-6, 2015 in Paris, France.

•

Submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) to conduct a Phase 2 clinical trial of VK2809 in patients with hypercholesterolemia and fatty liver disease. VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promising therapeutic potential in this patient population. Viking expects to initiate the Phase 2 clinical trial in mid-2016.

•

Entered into a research collaboration with the Kennedy Krieger Institute focused on evaluating Viking's novel thyroid beta agonists for the treatment of X-linked adrenoleukodystrophy (X-ALD). Under the terms of the agreement, Kennedy Krieger's X-ALD research scientists will study Viking's proprietary thyroid beta agonists, including VK0214, in in vivo models of X-ALD.

•	Extended the maturity date of our loan from Ligand to May, 2017, and reduced the interest rate to 2.5%. Ligand also agreed to extend its lock-up period through January 23, 2017.

Financial Highlights

Quarter Ended December 31, 2015 and 2014

Research and development expenses for the three months ended December 31, 2015 were $3.2 million compared to $0.1 million for the same period in 2014. The increase was primarily due to increased activities related to the initiation of our VK5211 Phase 2 clinical trial and planning for the initiation of our VK2809 Phase 2 clinical trial.

General and administrative expenses for the three months ended December 31, 2015 increased to $1.4 million compared to $0.2 million for the same period in 2014. The increase was primarily due to increased staffing and other costs associated with being a publicly traded company following the close of the company’s initial public offering in May 2015.

For the three months ended December 31, 2015, Viking reported a net loss of $5.1 million, or $0.56 per share, compared to a net income of $1.4 million, or $0.29 per share, in the corresponding period in 2014. The difference for the three months ended December 31, 2015 was primarily due to increased research and development and general and administrative expenses following the company’s initial public offering.

Year Ended December 31, 2015 and 2014

Research and development expenses for the year ended December 31, 2015 were $7.0 million compared to $22.2 million for the same period in 2014. The decrease in research and development expenses was primarily related to the company recording a one-time $21.7 million license fee liability as research and development expense during the year ended December 31, 2014.  The decrease in research and development expenses during the year ended December 31, 2015 was partially offset by increases in the costs of manufacturing and clinical activities associated with advancing the company’s drug candidates and increases in personnel-related costs, including non-cash stock-based compensation.

General and administrative expenses for the year ended December 31, 2015 increased to $5.0 million compared to $1.2 million for the same period in 2014. The increase in general and administrative expenses was due to increased staffing and other costs of being a publicly traded company following the company’s initial public offering and additional non-cash stock-based compensation expense.

For the year ended December 31, 2015, Viking reported a net loss of $23.4 million, or $3.68 per share, compared to a net loss of $21.9 million, or $5.23 per share, in the comparable period in 2014. The increase in net loss in the year ended December 31, 2015 was primarily due to our having higher research and development expenses and general and administrative expenses following the company’s initial public offering and additional non-cash stock compensation expense, offset by not having the one-time license fee liability charged to research and development expense in the year ended December 31, 2015, which was recorded in the corresponding period in 2014. The decrease in net loss per share as of December 31, 2015 versus 2014 was primarily due to additional shares outstanding following the close of the company’s initial public offering in May 2015. This decrease was partially offset by an increase in the expense associated with the fair value of accrued license fees.

Balance Sheet as of December 31, 2015

At December 31, 2015, Viking held cash, cash equivalents and investments totaling $14.1 million.  As of February 29, 2016, Viking had 9,683,741 shares of common stock outstanding.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company's clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities and achievement of 2016 operational and financial goals, timelines and milestones, timing and structure of its clinical trials, including the expected Phase 2 clinical trial for VK2809, as well as VK5211's, VK2089’s and VK0214’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	3,219,414	142,787	6,966,842	22,223,073
General and administrative	1,400,889	210,778	5,029,636	1,244,910
Total operating expenses	4,620,303	353,565	11,996,478	23,467,983
Loss from operations	(4,620,303)	(353,565)	(11,996,478)	(23,467,983)
Other income (expense):
Change in fair value of accrued license fees	—	2,085,825	(9,381,848)	1,821,713
Change in fair value of debt conversion feature liability	(216,841)	(15,019)	(1,043,478)	390,763
Amortization of debt discount	(240,516)	(294,310)	(893,502)	(557,961)
Interest expense, net	(13,303)	(33,584)	(88,682)	(70,715)
Total other income (expense)	(470,660)	1,742,912	(11,407,510)	1,583,800
Net income (loss)	(5,090,963)	1,389,347	(23,403,988)	(21,884,183)
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities	(4,848)	—	(7,370)	—
Comprehensive income (loss)	$(5,095,811)	$1,389,347	$(23,411,358)	$(21,884,183)
Basic and diluted net income (loss) per share	$(0.56)	$0.29	$(3.68)	$(5.23)
Weighted-average shares used to compute basic and diluted net income (loss) per share	9,012,768	4,796,526	6,355,869	4,187,415

Viking Therapeutics, Inc.

Balance Sheets

	December 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$768,550	$755,857
Short-term investments – available for sale	13,335,499	—
Prepaid expenses and other current assets	1,097,599	17,827
Total current assets	15,201,648	773,684
Deferred public offering financing costs	157,455	2,268,675
Deposits	80,000	775
Total assets	$15,439,103	$3,043,134
Liabilities, convertible notes and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$592,414	$1,830,724
Accrued license fees	—	19,865,863
Other accrued liabilities	1,384,398	380,257
Accrued interest	—	77,222
Convertible notes payable, current portion (net of discount of $0 and $6,076 at December 31, 2015 and 2014, respectively)	—	304,274
Debt conversion feature liability	—	58,742
Total current liabilities	1,976,812	22,517,082
Accrued interest, non-current	183,611	—
Convertible notes payable (net of discount of $348,460 and $1,235,886 at December 31, 2015 and 2014, respectively)	2,151,540	1,264,114
Debt conversion feature liability	2,370,903	1,390,469
Deferred rent	31,239	—
Total long-term liabilities	4,737,293	2,654,583
Total liabilities	6,714,105	25,171,665
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2015 and no shares authorized at December 31, 2014; no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2015 and 25,000,000 shares authorized at December 31, 2014; 9,683,741 shares issued and outstanding at December 31, 2015 and 6,000,000 shares issued and outstanding at December 31, 2014	97	60
Additional paid-in capital	54,277,716	12,866
Accumulated deficit	(45,545,445)	(22,141,457)
Accumulated other comprehensive loss	(7,370)	—
Total stockholders’ equity (deficit)	8,724,998	(22,128,531)
Total liabilities and stockholders’ equity (deficit)	$15,439,103	$3,043,134

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981